Ex. 10.1

Non-Qualified Stock Option
Award Agreement

Effective as of __[Date]__ (“Grant Date”), the Company hereby grants to [Employee] an option (the “Options”) to purchase up to: [# of Shares] shares of Common Stock (each, a “Share” and collectively, the “Shares”) for $[Price] per Share until [6th Anniversary of Grant Date] (“Expiration Date”) on the terms of this Agreement (the “Terms”), the attached Program, and the 2010 Sypris Omnibus Plan (“Plan”) as follows:

Vesting Dates	# of Options Vesting	Option Prices	Expiration Dates
[3rd Anniversary]	[30%]	[FMV at grant]	[6th Anniversary]
[4th Anniversary]	[30%]	[FMV at grant]	[6th Anniversary]
[5th Anniversary]	[40%]	[FMV at grant]	[6th Anniversary]

Intending to be legally bound by all the Terms, the Program and the Plan, I acknowledge the sole authority of the Committee to interpret the provisions of the foregoing, the forfeiture of my rights upon any termination of my employment under the terms of the foregoing and my continuing status as an “at will” employee (subject to termination without cause or notice).  I have received and had an opportunity to review, with the benefit of any legal counsel of my choosing (any such legal counsel to be retained at my own expense) the Plan, the Terms and the Program.

SYPRIS SOLUTIONS, INC.	PARTICIPANT

By:	Signature:

Name:	Name:

Title:	Title:

Ex. 10.1

Six-Year Stock Option Terms of Awards
of the 2010 Sypris OMNIBUS Plan (“Plan”)

1.      Awards – All Options granted hereunder will be non-qualified Options subject to, and governed by, the terms of the Plan, the Terms and a valid, executed Award Agreement.

2.      Options – Each Option is the right to purchase one Share at the Option Price, from its Vesting Date until its Expiration Date or forfeiture (subject to adjustments per the Plan).  Options must be exercised with 48 hours advance written notice, unless waived by the Company.

3.      Option Price – “Option Price” means the closing price per Share on the Grant Date.  The Option Price is payable to the Company in cash or any other method of payment authorized by the Committee in its discretion, which may include Shares previously owned (valued as the closing price per Share on the exercise date) or Shares otherwise deliverable upon exercise of an unexercised Option (valued as the closing price per Share on the exercise date, less the Option Price), in each case in accordance with applicable Rules.  Similarly, the Participant must arrange for tax withholding in accordance with applicable Rules, to the satisfaction of the Committee.

4.      Shareholder Rights – Holders of Options have no rights as a shareholder of the Company until the Option has been validly exercised and a certificate for Shares underlying such Option has been issued.  Except as otherwise provided in the Plan, no adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued.

5.      Vesting – Thirty percent of the Award shall vest on each of its third and fourth anniversaries of the Grant Date, and forty percent of the Award shall vest on the fifth anniversary of the Grant Date (each anniversary, a “Vesting Date”), unless forfeited before such Vesting Date.

6.      Expiration Date – Each Option’s “Expiration Date” will be the sixth anniversary of its Grant Date.

7.      Forfeiture – Each Option will terminate, expire and be forfeited as provided in Article V of the Plan. (The Committee has sole discretion to determine whether a demotion is a “termination” of employment.)

8.      Leaves of Absence – The Committee may in its discretion treat all or any portion of any period during which a Participant is on military or on an approved leave of absence as a period of employment for purposes of the accrual of rights hereunder.

9.      No Other Rights – The Awards include no other rights beyond those expressly provided in the Plan, these Terms or the Award Agreement.  Awards are non-assignable and non-transferable except by will or the laws of descent and distribution, unless otherwise approved by the Committee.

10.      Definitions – Unless otherwise specified, all capitalized terms herein shall have the meanings assigned to them in the Plan or in the Award Agreement.